Free Writing Prospectus pursuant to Rule 433 dated August 24, 2026

Registration Statement No. 333-284538

Digital Equity-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the Class A common stock of Space Exploration Technologies Corp. as measured from the trade date to and including the determination date.

If the final index stock price on the determination date is greater than or equal to the initial index stock price, the return on your notes will be positive and you will receive the threshold settlement amount.

If the final index stock price is less than the initial index stock price but greater than or equal to the threshold price, the return on your notes will be positive and will equal the sum of (i) between 66.555% and 78.3% plus (ii) the index stock return.

If the final index stock price is less than the threshold price but greater than or equal to 45% of the initial index stock price, the return on your notes will be positive, zero or negative and will equal the result of (i) the product of (a) the participation rate times (b) the sum of the index stock return plus 55% minus (ii) 55%. If the final index stock price is less than 67% of the initial index stock price but greater than or equal to 45% of the initial index stock price, you will lose 2.5% of the face amount of your notes for every 1% that the final index stock price has declined below 67% of the initial index stock price.

If the final index stock price is less than 45% of the initial index stock price, the return on your notes will be negative and will equal the index stock return. You could lose your entire investment in the notes.

You should read the accompanying preliminary pricing supplement dated August 24, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40058LFU9 / US40058LFU98
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Index stock:	the Class A common stock of Space Exploration Technologies Corp. (current Bloomberg ticker: “SPCX UW”)
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the final index stock price is greater than or equal to the initial index stock price, the threshold settlement amount;
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if the final index stock price is less than the initial index stock price but greater than or equal to the threshold price, the sum of (i) the threshold settlement amount plus (ii) the product of (a) $1,000 times (b) the index stock return;
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if the final index stock price is less than the threshold price but greater than or equal to 45% of the initial index stock price, the sum of (i) $450 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the sum of the index stock return plus 55%; or
•
if the final index stock price is less than 45% of the initial index stock price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index stock return

Initial index stock price:	an intra-day price or the closing price of one share of the index stock on the trade date
Final index stock price:	the closing price of one share of the index stock on the determination date
Threshold settlement amount:	expected to be between $1,665.55 and $1,783
Threshold price:	expected to be between 89.37% and 97.20% of the initial index stock price
Index stock return:	the quotient of (i) the final index stock price minus the initial index stock price divided by (ii) the initial index stock price, expressed as a percentage
Participation rate:	250%
Trade date:
Settlement date:	expected to be the third scheduled business day following the trade date
Determination date:	expected to be approximately 24 months following the trade date
Stated maturity date:	expected to be the second scheduled business day following the determination date
Estimated value range:	$955 and $985 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity*

*assumes a threshold settlement amount of $1,665.55	Hypothetical Final Index Stock Price (as a % of the Initial Index Stock Price)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	200.000%	166.555%
	175.000%	166.555%
	150.000%	166.555%
	100.000%	166.555%
	95.000%	161.555%
	90.000%	156.555%
	89.370%	155.925%
	80.000%	132.500%
	70.000%	107.500%
	67.000%	100.000%
	60.000%	82.500%
	50.000%	57.500%
	45.000%	45.000%
	35.000%	35.000%
	25.000%	25.000%
	10.000%	10.000%
	0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 24, 2026
●
General terms supplement no. 17,745 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying prospectus supplement, accompanying general terms supplement no. 17,745 and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement and “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
•
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Amount Payable on Your Notes Is Not Linked to the Price of the Index Stock at Any Time Other Than the Determination Date
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You May Lose Your Entire Investment in the Notes
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Your Notes Do Not Bear Interest
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The Potential for the Value of Your Notes to Increase Will Be Limited
•
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
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If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

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We Will Not Hold Shares of the Index Stock for Your Benefit
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You Have No Shareholder Rights or Rights to Receive Any Shares of the Index Stock
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In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of the Index Stock
•
There Is No Affiliation Between the Index Stock Issuer and Us
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We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Additional Risks Related to the Index Stock

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The Index Stock Has a Very Limited Trading History

Risks Related to Tax

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The Tax Consequences of an Investment in Your Notes Are Uncertain
•
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

•
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
•
Past Performance is No Guide to Future Performance
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Your Notes May Not Have an Active Trading Market
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
•
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

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Other Investors in the Notes May Not Have the Same Interests as You
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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

• The Return on Indexed Notes May Be Below the Return on Similar Securities	• An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
• The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note	• We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
• An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment	• Information About an Index or Indices May Not Be Indicative of Future Performance
• We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	• The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders
• The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the index stock, the terms of the notes and certain risks.